CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cypros Pharmaceutical Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated August 26, 1996, with respect to the financial statements of Cypros Pharmaceutical Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 1996, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP



San Diego, California
December 4, 1996